Exhibit 99.1
Insulet Announces Receipt of NASDAQ Letter Concerning 2009
Inducement Grants
BEDFORD, MA, February 26, 2010 — Insulet Corporation (NASDAQ: PODD), the leader in tubing-free insulin pump technology with its OmniPod® Insulin Management System, today announced that on February 22, 2010 Insulet received a letter from Nasdaq indicating that Insulet failed to promptly issue a press release disclosing the material terms of two inducement grants issued in March and August 2009 to two executives at the time of their employment with Insulet. Therefore, Insulet did not comply with Nasdaq Listing Rule 5635(a)(c)(4) (the “Rule”).
Prior to the receipt of the Nasdaq letter, Insulet issued a press release on February 19, 2010 disclosing the material terms of the inducement grants to resolve this non-compliance. As a result, the Nasdaq letter also states that Insulet has regained compliance with the Rule and this matter is now closed.
About Insulet Corporation
Insulet Corporation is an innovative medical device company dedicated to improving the lives of people with diabetes. The Company’s OmniPod Insulin Management System is a revolutionary, discreet and easy-to-use insulin infusion system that features two easy-to-use parts with no tubing and fully-automated cannula insertion. Through the OmniPod System, Insulet seeks to expand the use of continuous subcutaneous insulin infusion (CSII) therapy among people with insulin-dependent diabetes. Founded in 2000, Insulet is based in Bedford, MA.
Contact:
Stephanie Marks for Insulet Corporation
ir@insulet.com
877-PODD-IR1 (877-763-3471)